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                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)


                                                       1998      1997      1996
                                                     ---------------------------
BASIC:
      Net Income                                     $30,289   $24,506   $21,228

Weighted average shares outstanding                   19,367    19,461    19,534

Basic earnings per share                             $  1.56   $  1.26   $  1.09

DILUTED:
      Net Income                                     $30,289   $24,506   $21,228

Weighted average shares outstanding                   19,367    19,461    19,534
      Incremental shares under stock option plans        658       510       163
                                                     ---------------------------
Adjusted weighted average shares outstanding          20,025    19,971    19,697
                                                     ---------------------------

Diluted earnings per share                           $  1.51   $  1.23   $  1.08


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